UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 15, 2008
U.S. AUTO PARTS NETWORK, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-33264	68-0623433
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
17150 South Margay Avenue, Carson, CA		90746
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(310) 735-0085
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 15, 2008, U.S. Auto Parts Network, Inc. (the “Company”) granted to Shane Evangelist, the Company’s Chief Executive Officer, a stock option (the “Option”) under the Company’s 2007 Omnibus Incentive Plan (the “Plan”) to purchase up to an aggregate of 250,000 shares of the Company’s common stock.  The Option has an exercise price of $3.72 per share, which was the closing sales price of the Company’s common stock as reported by the NASDAQ Global Market (“NASDAQ”) on the date of grant, and terminates on May 14, 2018, unless earlier terminated in accordance with the Plan and the related stock option agreement.  Fifty percent (50%) of the shares underlying the Option will vest and become exercisable if the monthly average closing sales price of the Company’s common stock as reported by NASDAQ (the “Average Closing Price”) equals or exceeds $6.00 per share in any consecutive three month period prior to October 15, 2012.  The remaining 50% of the shares underlying the Option will vest and become exercisable if the Average Closing Price equals or exceeds $8.00 per share in any consecutive three-month period prior to October 15, 2012.  In addition, if the Average Closing Price for one or both of the foregoing milestones has been achieved during the one or two calendar months prior to his termination of employment (other than for Cause or due to death or Disability) or upon his resignation for Good Reason, as such terms are defined in his stock option agreement, Mr. Evangelist may have up to an additional two months following his termination of employment to attain the stock price milestones.  The stock price milestones will be adjusted for any stock dividends, splits, combinations or similar events with respect to the Company’s common stock.

Item 9.01                      Financial Statements and Exhibits

Exhibit No.	Description
10.1	Non-Qualified Stock Option Agreement dated May 15, 2008 by and between the Company and Shane Evangelist.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  May 20, 2008                                            U.S. AUTO PARTS NETWORK, INC.

By:  /s/ MICHAEL J. MCCLANE
Michael J. McClane,
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Non-Qualified Stock Option Agreement dated May 15, 2008 by and between the Company and Shane Evangelist.